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                                                                    Exhibit 23.2

                          Independent Auditors' Consent


The Board of Directors
e.spire Communications, Inc.



       We consent to incorporation by reference in the registration statement on Form S-8 of e.spire Communications, Inc. and subsidiaries of our reports dated March 24, 2000, except as to Notes 2, 8 and 19 which are as of April 13, 2000, relating to the consolidated balance sheets of e.spire Communications, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of e.spire Communications, Inc.

       Our reports refer to a change to the method of accounting for revenue recognition associated with leasing the Company's fiber-optic network.


                                          /s/ KPMG LLP


McLean, Virginia
July 31, 2000